EXHIBIT 8.1

List of significant subsidiaries

at December 31, 2004
	Class of capital	Held by ICI %	Principal activities in 2004
UNITED KINGDOM ICI Finance PLC England
	Ordinary	100†	Financial services
Quest International (Fragrances, Flavours, Food Ingredients) UK Limited England	Ordinary	100†	Manufacture of flavours and fragrances
CONTINENTAL EUROPE Deutsche ICI GmbH Germany
	Ordinary	100†	Manufacture of paints, adhesives and oleochemicals
Quest International Nederland BV The Netherlands	Ordinary	100†	Manufacture of flavours
Unichema Chemie BV The Netherlands	Ordinary	100†	Manufacture of specialty oleochemicals and derivatives
THE AMERICAS ICI American Holdings Inc USA
	Common	100†	Holding company
The Glidden Company USA	Common	100†	Manufacture of paints
Indopco Inc USA	Common	100†	Manufacture of adhesives, industrial starches, electronic materials, flavourings, fragrances, oleochemicals, resins and specialty chemicals
ICI Canada Inc Canada	Common	100†	Manufacture of paints; merchanting of ICI and other products
Tintas Coral Ltda Brazil	Ordinary	100†	Manufacture of paints
ASIA PACIFIC
ICI India Ltd India (Accounting date March 31; reporting date December 31)	Equity*	51	Manufacture of paints, surfactants, flavours and fragrances, rubber chemicals and adhesives

ICI Pakistan Ltd Pakistan	Ordinary*	76†	Manufacture of polyester staple fibre, POY chips, soda ash, paints, specialty chemicals, sodium bicarbonate and polyurethanes; marketing of seeds; toll manufactured and imported pharmaceuticals and animal health products; merchanting of general chemicals
Pakistan PTA Ltd Pakistan	Ordinary*	75†	Manufacture of pure terephthalic acid
Nippon NSC Ltd Japan	Common	100†	Manufacture of adhesives and specialty synthetic polymers; merchanting of starch products
National Starch and Chemical (Thailand) Ltd Thailand	Ordinary	100†	Manufacture of food and industrial starches

† Held by subsidiaries
* Listed

The country of principal operations and registration or incorporation is stated below each company. The accounting dates of principal subsidiary undertakings are December 31 unless otherwise stated.

The companies listed above are those whose results, in the opinion of Directors, principally affected the profits or assets of the Group. A full list of subsidiary and associated undertakings at December 31 will be annexed to the next annual return of the Company to be filed with the Registrar of Companies.